UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2022

QUANTERIX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38319	20-8957988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Middlesex Turnpike Billerica, MA	01821
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 301-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	QTRX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On August 8, 2022, Quanterix Corporation (“Quanterix” or, the “Company”) issued a press release announcing its financial results for the second quarter ended June 30, 2022 (the “Earnings Release”).  A copy of the Earnings Release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Except as set forth below, the information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.05	Costs Associated with Exit or Disposal Activities.

Following a strategic review and top-down assessment of its operations, on August 8, 2022, the Company announced a plan of restructuring and strategic re-alignment, which includes the elimination of approximately 130 positions across the Company and other cost-saving measures (the “Restructuring”). The Company expects to substantially complete the workforce reduction by the end of the third quarter of 2022. The Company expects to record a charge in the range of $7 million to $10 million in the third quarter of 2022 as a result of the workforce reduction, consisting of one-time termination benefits for employee severance, benefits and related costs, all of which are expected to result in cash expenditures and substantially all of which will be paid out over the next five months. The Company also expects to realize run-rate savings of approximately $25 million on an annualized basis. The Company may also implement other cost savings measures as part of the Restructuring and may incur termination and other costs in connection with such measures, which could be material. As part of the Restructuring, the Company is also reviewing its alternatives with respect to additional facility space that it currently leases in Bedford, Massachusetts. These alternatives may include the termination of the lease or the sub-lease of all or a portion of the leased facility. The Company is currently unable to estimate facility-related charges, which could be material.

The Company’s estimates are based on a number of assumptions. Actual results may differ materially, and additional charges not currently expected may be incurred in connection with, or as a result of, the Restructuring. As permitted by Item 2.05 of Form 8-K, the Company will file an amendment to this report if charges and future cash payments differ materially from current estimates.

The information in this Item 2.05 as well as the section in the Earnings Release entitled “Strategic Business Re-Alignment Plan” shall be deemed “filed” for purposes of Section 18 of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2022, E. Kevin Hrusovsky, Executive Chairman of the Company, entered into a separation agreement and release with the Company, effective as of August 8, 2022, pursuant to which his employment as Executive Chairman of the Company’s Board of Directors (the “Board”) has ended and he has resigned as a Director on the Board, both effective as of August 8, 2022. In connection with his resignation, Mr. Hrusovsky will receive severance benefits consistent with the provisions of his employment agreement with the Company, dated as of April 25, 2022, previously filed with the Securities and Exchange Commission. The Company’s current Lead Independent Director, Martin D. Madaus, Ph.D., has been elected to succeed Mr. Hrusovsky as Chairman of the Board, effective as of August 8, 2022.

A copy of the Separation Agreement between the Company and Mr. Hrusovsky is filed as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release dated August 8, 2022 announcing the resignation of Mr. Hrusovsky is filed as Exhibit 99.2 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement by and between the Company and E. Kevin Hrusovsky, effective as of August 8, 2022.
99.1	Earnings Release dated August 8, 2022.
99.2	Press Release dated August 8, 2022.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUANTERIX CORPORATION

By:	/s/ Michael Doyle
Michael Doyle
Chief Financial Officer

Date: August 8, 2022